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                                                                     Exhibit 4.1

                            2002 STOCK OWNERSHIP PLAN

                                SECTION 1 PURPOSE

     The purpose of this plan is to help The Netplex Group, Inc. (the "Company") attract and retain outstanding employees, and to promote the growth and success of the Company's business by aligning the financial interests of employees with the other stockholders of the Company. It has been the policy of the Company to encourage employee participation as stockholders and the Company believes that employee stock ownership is an important factor contributing to the Company's growth and progress.

                              SECTION 2 DEFINITIONS

     (a) "Award" shall mean an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock or other Stock Award granted to a Participant pursuant to this 2002 Plan, subject to the terms, conditions, and restrictions of this 2002 Plan and to such other terms, conditions, and restrictions as may be established by the Committee.

     (b) "Board of Directors" shall mean the Board of Directors of The Netplex Group, Inc.

     (c) "Code" shall mean the Internal Revenue Code of 1986, as it may be amended from time to time.

     (d) "Committee" shall mean the Compensation Committee established by the Board of Directors acting without the participation of any member who may have received a grant or award under the 2002 Plan or any other similar plan or program of the Company (except those limited to participation by directors) during the previous one-year period, or such other committee of disinterested administrators established by the Board of Directors to comply with Rule 16b-3 promulgated by the Securities and Exchange Commission, as amended from time to time.

     (e) "Common Stock" shall mean the common stock, with a par value of $0.001 per share, of The Netplex Group, Inc.

     (f) "Company" shall mean The Netplex Group, Inc. and such subsidiaries or affiliates as may be designated by the Board of Directors from time to time.

     (g) "Conditions" shall mean the condition that the Restricted Period stipulated by the Committee at the time of grants of Restricted Stock shall have expired or terminated and that any other conditions prescribed by the Committee regarding a Participant's continued employment by the Company or the Company's performance during the Restricted Period shall have been satisfied, or any other conditions stipulated by the Committee with respect to Stock Awards.

     (h) "Disqualifying Termination" shall mean a termination of a Participant's employment with the Company (i) due to a violation of any Company policy, including, without limitation, any policy contained in the Company's Business Policy Manual, (ii) due to embezzlement from or theft of property belonging to the Company, or
          (iii) while the Participant deemed to provide an unsatisfactory level of contribution to the Company.

     (i) "Dividend Equivalents" shall mean that sum of cash or Common Stock of equivalent value equal to the amount of cash or stock dividends paid upon Common Stock subject to any Awards under the 2002 Plan, prior to such time as the Participant otherwise becomes entitled thereto as a holder of record.

     (j) "Fair Market Value" shall mean the closing price on the stock exchange on which the

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          Company is listed on the day immediately preceding the date the award is granted.

     (k) "Grant Date" shall mean the effective date of an Award granted to a Participant under the 2002 Plan.

     (l) "Incentive Stock Option" shall mean an Option granted to a Participant under the 2002 Plan which satisfies the requirements of section 422 of the Code and is so designated in the written or electronic documents evidencing such Option.

     (m) "Nonqualified Stock Option" shall mean an Option granted to a Participant under the 2002 Plan which is not an Incentive Stock Option.

     (n) "Option" shall mean a Participant's right to purchase the number of shares of Common Stock designated in the Agreement, subject to the terms and conditions of the 2002 Plan, and the term shall include both Incentive Stock Options and Nonqualified Options.

     (o) "Participant" shall mean any employee of the Company who is designated as a Participant by the Committee.

     (p)  "2002 Plan" shall mean the Company's 2002 Stock Ownership Plan.

     (q) "Restricted Period" shall mean that period of time determined by the Committee during which a Participant shall not be permitted to sell or transfer shares of Restricted Stock granted under the 2002 Plan.

     (r) "Restricted Stock" shall mean that Common Stock granted to a Participant subject to the Conditions established by the Committee.

     (s) "Retires" or "Retirement" shall mean the termination of a Participant's employment with the Company after meeting the requirements for retirement under the Company's established policy.

     (t) "Stock Appreciation Right" shall mean a Participant's right to receive an amount of cash or shares of Common Stock equal to the excess of the Fair Market Value of a specified number of shares of Common Stock on the date the right is exercised over the Fair Market Value of such number of shares of Common Stock on the Grant Date.

     (u) "Stock Award" shall mean any award of Common Stock under the Plan and may include Restricted Stock awards or other awards of Common Stock as determined appropriate by the Committee.

                      SECTION 3 SHARES AVAILABLE FOR AWARDS

     The number of shares of Common Stock that may be issued or delivered as a result of Options, Restricted Stock or other Stock Awards granted during the term of the 2002 Plan, or made subject to Stock Appreciation Rights granted during the term of the 2002 Plan, is 6,000,000. The necessary shares shall be made available at the discretion of the Board of Directors from authorized but unissued shares, treasury shares, or shares reacquired by the Company under corporate repurchase programs. For the purpose of determining the number of shares issued or delivered under the 2002 Plan, no shares shall be deemed issued or delivered in connection with an Option granted hereunder unless and until such Option is exercised and shares delivered to the Participant. The payment of stock dividends and dividend equivalents, if any, settled in Common Stock in conjunction with outstanding Awards shall not be counted against the shares available for issuance. Shares of Common Stock tendered to or withheld by the Company in connection with the

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exercise of options, or the payment of tax withholding on any award, granted under this 2002 Plan or its predecessors shall be returned to the shares available for future Awards under the 2002 Plan.

                            SECTION 4 ADMINISTRATION

     The 2002 Plan shall be administered by the Committee, which shall have full power and authority to select the Participants, interpret the Plan, continue, accelerate, or suspend the exercisability or vesting of an Award, and adopt such rules and procedures for operating the Plan as it may deem necessary or appropriate. Its power and authority shall include, but not be limited to, making any amendments to or modifications of the 2002 Plan which may be required or necessary to make such Plan comply with the provisions of any laws or regulations in which the Company operates. Subject to the provisions of the 2002 Plan, any action taken or determination made by the Committee pursuant to this and the other paragraphs of the Plan shall be conclusive on all parties.

                        SECTION 5 DELEGATION OF AUTHORITY

     To the extent permitted by law, the Committee may delegate to officers of the Company any or all of its duties, power, and authority under the 2002 Plan subject to such conditions or limitations as the Committee may establish; provided, however, that no officer shall have or obtain the authority to grant Awards to (i) himself or herself, or (ii) any person subject to section 16 of the Securities Exchange Act of 1934.

                            SECTION 6 TERMS OF AWARDS

     The Committee shall determine the type or types of Awards to be granted to each Participant, which shall be evidenced by such written or electronic documents as the Committee shall authorize. The following types of Awards may be granted under this 2002 Plan:

     (a) Incentive Stock Options - Incentive Stock Options granted hereunder shall have a purchase price equal to one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Incentive Stock Options granted hereunder shall become exercisable at such time as shall be established by the Committee and reflected in the documents evidencing such Options, and unless sooner terminated shall expire on the tenth anniversary of the Grant Date.

     (b) Nonqualified Stock Options - Nonqualified Stock Options granted hereunder shall have a purchase price equal to no less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the Grant Date. Nonqualified Stock Options granted hereunder shall become exercisable and shall expire at such time or times as shall be established by the Committee and reflected in the documents evidencing such Options; provided, however, that no Nonqualified Stock Option shall expire later than ten years after the Grant Date (unless extended by the Committee).

     (c) Stock Appreciation Rights - The term of a Stock Appreciation Right shall be fixed by the Committee and set forth in the documents evidencing such right, but no Stock Appreciation Right shall be exercisable more than ten years after the Grant Date. Each Stock Appreciation Right shall become exercisable at the time or times determined by the Committee and set forth in the documents evidencing such right.

     (d)Restricted Stock - At the time a grant of Restricted Stock is made, the Committee, in its sole discretion, shall establish a Restricted Period and such additional Conditions as may be deemed appropriate for the incremental lapse or complete lapse of restrictions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. The Committee may also, in its sole discretion, shorten or terminate the Restricted Period or waive any Conditions with respect to all or any portion of the shares of Common Stock represented by the Restricted Stock. A stock certificate for the number of shares of Common Stock represented by the Restricted Stock

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shall be registered in the Participant's name but shall be held in custody by the Company for the Participant's account. The Participant shall generally have the rights and privileges of a stockholder as to such Restricted Stock, including the right to vote such Restricted Stock, except that the following restrictions shall apply: (i) the Participant shall not be entitled to delivery of the certificate until the expiration or termination of the Restricted Period and the satisfaction of any other Conditions prescribed by the Committee, if any; (ii) none of the Restricted Stock may be sold, transferred, assigned, pledged, or otherwise encumbered or disposed of during the Restricted Period and until the satisfaction of other Conditions prescribed by the Committee, if any; and (iii) all of the Restricted Stock shall be forfeited and all rights of the Participant shall terminate without further obligation on the part of the Company unless the Participant shall have remained a regular full-time employee of the Company or any of its subsidiaries or affiliates until the expiration or termination of the Restricted Period and the satisfaction of the other Conditions prescribed by the Committee, if any. During the Restricted Period, at the sole discretion of the Committee, Dividend Equivalents, if any, may be either currently paid or withheld by the Company for the Participant's account, and interest may be paid on the amount of cash dividends withheld at a rate and under such terms as determined by the Committee. Cash or stock dividends so withheld by the Committee shall not be subject to forfeiture. Upon the forfeiture of any Restricted Stock, such shares of Common Stock represented by the Restricted Stock shall be transferred to the Company without further action by the Participant.

     (e) Other Stock Awards - The Committee may, in its sole discretion, grant Stock Awards other than Restricted Stock grants, and such Stock Awards may be granted singly, in combination or in tandem with, in replacement of, or as alternatives to grants or rights under this Plan or any other employee benefit or compensation plan of the Company, including the plan of any acquired entity. If the Committee shall stipulate Conditions with respect to such Stock Awards, the Conditions will be set forth in documents evidencing the grant. If Conditions with respect to such Stock Awards shall require the surrender or forfeiture of other grants or rights under this Plan or any other employee benefit or compensation plan of the Company, then the Participant shall not have any rights under such Stock Awards until the grants or rights exchanged have been fully and effectively surrendered or forfeited.

                         SECTION 7 SETTLEMENT OF AWARDS

     (a) Payment of Awards may be in the form of cash, Common Stock, or combinations thereof as the Committee shall determine, and with such other restrictions as it may impose. The Committee may also require or permit Participants to elect to defer the issuance of shares or the settlement of Awards in cash under such rules and procedures as it may establish under the 2002 Plan. It may also provide that deferred settlements include the payment or crediting of interest on the, deferral amounts denominated in cash or the payment or crediting of Dividend Equivalents, if applicable, on deferred settlements denominated in shares.

     (b) No shares of Common Stock shall be issued to any Participant upon the exercise of an Option until full payment of the purchase price has been made to the Company and the Participant has remitted to the Company the required federal and state withholding taxes, if any. A Participant shall obtain no rights as a stockholder until certificates for such stock are issued to the Participant. Payment of the purchase price or applicable withholding taxes, if any, may be made in whole, or in part, in shares of Common Stock, pursuant to such terms and conditions as may be established from time to time by the Committee. If payment is made in shares of Common Stock, such stock shall be valued at one hundred percent (100%) of their Fair Market Value on the day the Participant exercised his or her Option or, as regards a withholding tax, such other date when the tax withholding obligation becomes due. A Participant need not surrender shares of Common Stock as payment; and the Company may, upon the giving of satisfactory evidence of ownership of said Common Stock by Participant, deliver the appropriate number of additional shares of Common Stock reduced by the number of shares required to pay the purchase price and any applicable withholding taxes. Such form of evidence shall be determined by the Committee.

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                    SECTION 8 DELIVERY OF STOCK CERTIFICATES

     (a) Within sixty (60) days after completion of the exercise of an Option or Stock Appreciation Right, or the complete satisfaction of Conditions applicable to a Stock Award, the Company will have delivered to the Participant certificates representing all shares of Common Stock purchased or received thereunder. The Company shall not, however, be required to issue or deliver any certificates for its Common Stock prior to the admission of such stock to listing on any stock exchange on which stock may at that time be listed or required to be listed, or prior to registration under the Securities Act of 1933. The Participant shall have no interest in Common Stock until certificates for such stock are issued or transferred to the Participant and the Participant becomes the holder of record.

     (b) Upon the expiration or termination of the Restricted Period and the satisfaction of other Conditions prescribed by the Committee, if any, the restrictions applicable to a grant of Restricted Stock shall lapse and a stock certificate for the number of shares of Common Stock represented by the Restricted Stock shall be delivered to the Participant or the Participant's beneficiary, representative, or estate, as the case may be, free of all restrictions, except any that may be imposed by law. Unless otherwise instructed by a Participant by an irrevocable written instruction received by the Company, at least six months prior to the date that applicable restrictions lapse, the Company shall automatically withhold as payment the number of shares of Common Stock, determined by the Fair Market Value at the date of the lapse, required to pay withholding taxes, if any.

     (c) In no event will the Company be required to deliver any fractional share of Common Stock in connection with any Award. In the event that a Participant's shares convert into a quantity other than a whole number of common shares then the number of common shares will be rounded to the next lowest whole number.

                            SECTION 9 TAX WITHHOLDING

     Prior to the payment or settlement of any Award, the Participant must pay, or make arrangements satisfactory to the Company for the payment of, any and all tax withholding that in the opinion of the Company is required by law, The Company shall have the right to deduct applicable taxes from any Award payment, to withhold from the shares of Common Stock being issued or delivered in connection with an Award an appropriate number of shares for the payment of taxes required by law, or to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the withholding of such taxes.

                           SECTION 10 TRANSFERABILITY

     Except as permitted in this Section 10, no Award granted under this 2002 Plan may be assigned, transferred (other than a transfer by will or the laws of descent and distribution as provided in Section 11), pledged, or hypothecated (whether by operation of law or otherwise). Awards granted under this 2002 Plan shall not be subject to execution, attachment, or similar process. The Committee may, in its sole discretion, permit individual Participants to transfer the ownership of all or any of their Nonqualified Options granted under this 2002 Plan to (i) the spouse, children or grandchildren of such Participant ("Immediate Family Members"), (ii) a trust or trusts for the exclusive benefit of such Immediate Family Members, or (iii) a partnership in which such Immediate Family Members are the only partners, provided that (x) there may be no consideration for any such transfer, and (y) subsequent transfers of transferred Nonqualified Options shall be prohibited except those in accordance with Section 11 (by will or the laws of descent and distribution). The Committee may, in its sole discretion, create further conditions and requirements for the transfer of Nonqualified Options. Following transfer, any such Nonqualified Options shall continue to be subject to the same terms and conditions as were applicable immediately prior to transfer, provided that for purposes of Sections 7, 8, and 14 hereof the term "Participant" shall be

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deemed to refer to the transferee. The events causing termination of Awards in accordance with Section 11 hereof shall continue to be applied with respect to the original Participant, following which the Nonqualified Options shall be exercisable by the transferee only to the extent, and for the periods specified in Section 11.

                        SECTION 11 TERMINATION OF AWARDS

     (a) If a Participant's employment with the Company is terminated for any reason other than (i) a Disqualifying Termination, (ii) Retirement, (iii) a physical or mental disability as recognized under a benefit plan maintained by the Company, or (iv) death, and prior to the date of termination the Participant has not fully exercised an Option or Stock Appreciation Right granted under this 2002 Plan, such Participant may exercise the Option or Stock Appreciation Right within ninety (90) days following the date of termination (but not beyond the expiration date of such Option or Right) for the number of shares which the Participant could have purchased or received a payment on the date of termination. At the conclusion of such ninety-day period (with respect to the Participant's Options and Stock Appreciation Rights, and at the time of termination with respect to any other Awards), participation hereunder shall cease and all of the Participant's Awards granted under this 2002 Plan shall be automatically forfeited unless the documents evidencing such Options or Stock Appreciation Rights provide otherwise.

     (b) If a Participant Retires or changes employment status as a result of a physical or mental disability as recognized under a benefit plan maintained by the Company, without having fully exercised an Option or Stock Appreciation Right, the Participant shall be entitled, within the remaining term of the Option or Stock Appreciation Right (but not beyond the expiration date of such Option or Right), to exercise such Option or Stock Appreciation Right to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant). If a Participant who has thus Retired dies, without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right as defined above, such residual unexercised options may be exercised within one year after the date of his or her death (but not beyond the expiration date of such Option or Right) by the Participant's estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

     (c) If a Participant, prior to Retirement, dies without having fully exercised an Option or Stock Appreciation Right, the Option or Stock Appreciation Right to the extent then exercisable (or on such accelerated basis as the Committee shall determine at or after grant) may be exercised within one year following his or her death (but not beyond the `expiration date of such Option or Right) by the Participant's estate or by a person who acquired the right to exercise such Option or Stock Appreciation Right by bequest or inheritance or by reason of the death of the Participant.

     (d) Notwithstanding paragraph (a) of this section, if a Participant's employment with the Company is terminated before he or she has fully exercised an Option or Stock Appreciation Right under circumstances which the Committee believes to warrant special consideration and the Committee has determined that the Participant's rights should not be forfeited at the time or times specified in paragraph (a), the Option or Stock Appreciation Right (including any portion thereof not already exercisable at the time of termination) may be exercised within one year following his or her termination of employment (but not beyond the expiration date of such Option or Right).

     (e) If a Participant dies, either prior to or following Retirement, or becomes totally disabled because of a physical or mental disability, and has not yet received the stock certificate for the shares of Common Stock represented by a grant of Restricted Stock or other Stock Award, then all restrictions imposed during the Restricted Period and any other Conditions prescribed by the Committee, if any, shall automatically lapse and a stock certificate shall be delivered to the Participant or the Participant's beneficiary, representative, or estate, as the case may be.

     (f) If a Participant's employment with the Company is terminated due to a Disqualifying

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Termination, participation hereunder shall cease and all of the Participant's
Awards granted under this 2002 Plan shall be automatically forfeited.

                             SECTION 12 ADJUSTMENTS

     In the event of any change in the outstanding Common Stock of the Company by reason of a stock split, stock dividend, combination or reclassification of shares, recapitalization, merger or similar event, the Committee shall adjust proportionately: (a) the number of shares of Common Stock (i) available for issuance or delivery under the 2002 Plan in accordance with Section 3, (ii) for which Awards may be granted to a single Participant in accordance with Section 6, and (iii) subject to outstanding Awards granted under the 2002 Plan; (b) the purchase prices of outstanding Awards; and (c) the appropriate Fair Market Value and other price determinations for such Awards. In the event of any other change affecting the Common Stock or any distribution (other than normal cash dividends) to holders of Common Stock, such adjustments in the number or kind of shares and the purchase prices, Fair Market Value and other price determinations of the affected Awards as the Committee shall, in its sole discretion, determine are equitable, shall be made and shall be effective and binding for all purposes of such outstanding Awards. In the event of a corporate merger, consolidation, acquisition of assets or stock, separation, reorganization or liquidation, the Committee shall be authorized to cause the Company to issue or assume stock options, whether or not in a transaction to which section 424(a) of the Code applies, by means of substitution of new stock options for previously issued stock options or an assumption of previously issued stock options. In such event, the aggregate number of shares of Common Stock available for issuance or delivery under the 2002 Plan in accordance with Section 3 will be increased to reflect such substitution or assumption.

                         SECTION 13 TERM, AMENDMENT, AND
                          TERMINATION OF THE 2002 PLAN

     The 2002 Plan shall become effective on the date it is approved by the requisite vote of the Board of Directors of The Netplex Group, Inc., and shall expire (unless it is terminated before then) on the tenth anniversary of such effective date. Such expiration shall not adversely affect Awards granted under the 2002 Plan prior to such expiration date. The Board of Directors may at any time amend or terminate the 2002 Plan, except that no amendment or termination shall adversely affect Awards granted under the 2002 Plan prior to the effective date of such amendment or termination. The Board, in its discretion, may require any Plan amendments to be submitted for approval by the shareholders of the Company, including, but not limited to, cases in which such approval is deemed necessary for compliance with Section 162(m) or other requirements of the Code or with the requirements of Nasdaq or any listing exchange, or to secure exemption from Section 16(b) of the Securities Exchange Act of 1934.

                            SECTION 14 MISCELLANEOUS

     (a) Unless otherwise specifically determined by the Committee, settlements of Awards received by Participants under the 2002 Plan shall not be deemed a part of any Participant's compensation for purposes of determining such Participant's payments or benefits under any Company benefit plan, severance program, or severance pay. Nothing in this 2002 Plan shall prevent the Company from adopting other or additional compensation programs, plans, or arrangements as it deems appropriate or necessary.

     (b) The 2002 Plan shall be unfunded. The Company does not intend to create any trust or separate fund in connection with the 2002 Plan. The Company shall not have any obligation to set aside funds or segregate assets to ensure the payment of any Award. The 2002 Plan shall not establish any fiduciary relationship between the Company and any Participant or other person. To the extent any person holds any rights by virtue of an Award under the 2002 Plan, such right (unless otherwise determined by the Committee) shall be no greater than the right of an unsecured general creditor of the Company.

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     (c) No person shall have any claim or right to be granted an Award under the 2002 Plan, and the Participants shall have no rights against the Company except as may otherwise be specifically provided herein. Nothing in this 2002 Plan shall be deemed to give any Participant the right to be retained in the employ of the Company, or to interfere with the right of the Company to discipline or discharge such Participant at any time for any reason whatsoever.

     (d) The provisions of this 2002 Plan and the documents evidencing Awards granted under this 2002 Plan shall be construed and interpreted according to the laws of the State of Virginia.

     (e) In case any provision of this 2002 Plan shall be ruled or declared invalid for any reason, said illegality or invalidity shall not affect the remaining provisions, and the remainder of the 2002 Plan shall be construed and enforced as if such illegal or invalid provision had never been included herein.

     (f) No member of the Board or the Committee, or any officer or employee of the Company acting on behalf of the Board or the Committee, shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan, and all members of the Board or the Committee and each and any officer or employee or the Company acting on their behalf shall, to the extent permitted by law, be fully indemnified an protected by the Company in respect of any such action, determination or interpretation.